Mueller Industries, Inc. Reports Fiscal 2020 Fourth Quarter and Full Year Results

COLLIERVILLE, Tenn., February 2, 2021 -- Mueller Industries, Inc. (NYSE: MLI) today reported 2020 fourth quarter and full year results.

Fourth Quarter:
•Operating income of $65.0 million versus $44.4 million
•Net sales of $675.9 million versus $543.8 million
•Net income of $36.4 million versus $28.2 million
•EPS of $0.64 versus $0.50

Full Year:
•Operating income of $245.8 million versus $191.4 million
•Adjusted operating income of $227.5 million versus $191.4 million (adjustments include $3.8 million for asset impairments and a $22.1 million gain for the Deepwater Horizon settlement)
•Net sales of $2.4 billion versus $2.4 billion
•Net income of $139.5 million versus $101.0 million
•EPS of $2.47 versus $1.79
*Comparisons to prior year periods

Quarter Commentary
•The average price of copper was 21.9 percent higher during the quarter compared with the prior year quarter.
•Net sales growth of $132.0 million was largely influenced by the higher copper prices ($61.8 million), with the balance attributable to recently acquired businesses and higher unit sales volumes.
•The Company recognized a $17.8 million expense to terminate its U.S. defined benefit pension plan, which consisted of an $11.6 million non-cash charge and $6.2 million in federal excise tax on surplus assets returned to the Company.
•The Company recorded income of $10.0 million on its investment in Tecumseh in the quarter, including a pre-tax gain of $11.6 million from a land sale and $1.1 million of expense related to Tecumseh’s ongoing restructuring activities.
•The effective tax rate of 31.8 percent reflects the accounting for several discrete items in the quarter. The effective tax rate of 19.8 percent for the prior year quarter reflects a favorable impact from the recognition of foreign net operating losses.
•Cash generated from operations was $48.2 million.

Full Year Commentary
•The average price of copper was 2.8 percent higher than in 2019. COMEX copper hit a low of $2.12 per pound in March and a high of $3.63 per pound in December.

•Net sales were flat as compared to the prior year, with volume from acquisitions offsetting declines stemming from the COVID-19 pandemic.
•Our Tecumseh investment showed improvement in 2020 reflecting early impacts of the ongoing restructuring.
•Our operating cash flow exceeded $245.1 million. The Company’s liquidity position remained strong, with cash and cash equivalents of $119.1 million, total debt of $327.9 million and approximately $300.0 million currently available under the Company’s existing credit facility. Total debt to total capitalization was a modest 29.0 percent.
•The 2020 effective tax rate was 26.4 percent compared with 21.2 percent in 2019.

Operating Highlights and Outlook:
Greg Christopher, CEO, commented, “Mueller delivered a solid fourth quarter and anticipates a continuation of this positive trend into 2021. This was our third consecutive year of double digit earnings growth. Our teams managed the challenges presented by the COVID-19 pandemic, and we expect to reap ongoing benefits from our more efficient and controlled operating environment.
Although pandemic related public health regulations are likely to remain in place, we are hopeful that the limitations such measures may exert on demand will subside as we approach the second half of the year. On January 29, 2021, we closed on our previously announced acquisition of the Hart & Cooley Flexible Duct business, which expands our presence in the air quality and climate control systems markets.
Our diversified portfolio of businesses is well balanced and capitalized, and we are optimistic that 2021 will bring continued strong cash generation. We believe we are well positioned for the reopening of global economies.”

Mueller Industries, Inc. (NYSE: MLI) is an industrial corporation whose holdings manufacture vital goods for important markets such as air, water, oil and gas distribution; climate comfort; food preservation; energy transmission; medical; aerospace; and automotive. It includes a network of companies and brands throughout North America, Europe, Asia, and the Middle East.

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NON-GAAP MEASURES
This press release contains a reference to a non-GAAP measure (adjusted operating income). We believe this financial measure, which is used by management to monitor and evaluate performance, allows investors to better evaluate changes in operating income on a comparable basis from period to period.

Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “encourage,” “anticipate,” “appear,” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901) 753-3226

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended		For the Year Ended
(In thousands, except per share data)	December 26, 2020	December 28, 2019	December 26, 2020	December 28, 2019

Net sales	$675,851	$543,839	$2,398,043	$2,430,616

Cost of goods sold	553,507	449,481	1,966,161	2,035,610
Depreciation and amortization	11,955	10,837	44,843	42,693
Selling, general, and administrative expense	44,649	39,072	159,483	160,910
Litigation settlement. net	—	—	(22,053)	—
Impairment charges	736	—	3,771	—

Operating income	65,004	44,449	245,838	191,403

Interest expense	(4,010)	(5,548)	(19,247)	(25,683)
Environmental expense	(3,488)	(440)	(4,454)	(1,321)
Pension plan termination costs	(17,835)	—	(17,835)	—
Other income, net	287	(20)	4,887	1,684

Income before income taxes	39,958	38,441	209,189	166,083

Income tax expense	(12,698)	(7,614)	(55,321)	(35,257)
Income (loss) from unconsolidated affiliates, net of foreign tax	9,994	(854)	(10,219)	(24,594)

Consolidated net income	37,254	29,973	143,649	106,232
Net income attributable to noncontrolling interests	(834)	(1,803)	(4,156)	(5,260)

Net income attributable to Mueller Industries, Inc.	$36,420	$28,170	$139,493	$100,972

Weighted average shares for basic earnings per share	55,869	55,869	55,821	55,798
Effect of dilutive stock-based awards	673	611	569	545

Adjusted weighted average shares for diluted earnings per share	56,542	56,480	56,390	56,343

Basic earnings per share	$0.65	$0.50	$2.50	$1.81

Diluted earnings per share	$0.64	$0.50	$2.47	$1.79

Dividends per share	$0.10	$0.10	$0.40	$0.40

Summary Segment Data:

Net sales:
Piping Systems Segment	$454,535	$349,182	$1,583,002	$1,542,456
Industrial Metals Segment	133,507	120,336	472,159	554,372
Climate Segment	93,148	79,362	370,131	356,216
Elimination of intersegment sales	(5,339)	(5,041)	(27,249)	(22,428)

Net sales	$675,851	$543,839	$2,398,043	$2,430,616

Operating income:
Piping Systems Segment	$43,106	$31,724	$165,719	$131,879
Industrial Metals Segment	15,662	15,026	54,065	61,724
Climate Segment	13,279	9,343	56,802	42,727
Unallocated expenses	(7,043)	(11,644)	(30,748)	(44,927)

Operating income	$65,004	$44,449	$245,838	$191,403

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	December 26, 2020	December 28, 2019
ASSETS
Cash and cash equivalents	$119,075	$97,944
Accounts receivable, net	357,532	269,943
Inventories	315,002	292,107
Other current assets	33,752	33,778

Total current assets	825,361	693,772

Property, plant, and equipment, net	376,572	363,128
Operating lease right-of-use assets	29,301	26,922
Other assets	297,334	287,118

	$1,528,568	$1,370,940

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of debt	$41,283	$7,530
Accounts payable	147,741	85,644
Current portion of operating lease liabilities	6,259	5,250
Other current liabilities	144,360	135,863

Total current liabilities	339,643	234,287

Long-term debt	286,593	378,724
Pension and postretirement liabilities	26,841	22,208
Environmental reserves	21,256	19,972
Deferred income taxes	16,842	21,094
Noncurrent operating lease liabilities	21,602	22,388
Other noncurrent liabilities	14,731	10,131

Total liabilities	727,508	708,804

Total Mueller Industries, Inc. stockholders’ equity	776,745	643,468
Noncontrolling interests	24,315	18,668

Total equity	801,060	662,136

	$1,528,568	$1,370,940

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Year Ended
(In thousands)	December 26, 2020	December 28, 2019

Cash flows from operating activities
Consolidated net income	$143,649	$106,232
Reconciliation of consolidated net income to net cash provided by operating activities:
Depreciation and amortization	45,162	43,011
Stock-based compensation expense	8,570	8,744
Provision for doubtful accounts receivable	1,208	(80)
Loss from unconsolidated affiliates	10,219	24,594
Non-cash pension plan termination charge	11,642	—
Loss (gain) on disposals of assets	132	(963)
Change in the fair value of contingent consideration	—	3,625
Impairment charges	3,771	—
Deferred income tax benefit	(4,046)	(428)
Changes in assets and liabilities, net of effects of businesses acquired:
Receivables	(76,404)	6,585
Inventories	5,207	39,561
Other assets	20,609	(15,639)
Current liabilities	74,097	(7,076)
Other liabilities	(1,142)	(7,944)
Other, net	2,399	322

Net cash provided by operating activities	245,073	200,544

Cash flows from investing activities
Proceeds from sale of assets, net of cash transferred	181	3,240
Acquisition of businesses, net of cash acquired	(72,648)	3,465
Capital expenditures	(43,885)	(31,162)
Issuance of notes receivable	(9,270)	—
Investments in unconsolidated affiliates	—	(16,000)

Net cash used in investing activities	(125,622)	(40,457)

Cash flows from financing activities
Dividends paid to stockholders of Mueller Industries, Inc.	(22,341)	(22,325)
Dividends paid to noncontrolling interests	—	(846)
Issuance of long-term debt	190,038	100,658
Repayments of long-term debt	(246,898)	(206,718)
Repayment of debt by consolidated joint ventures, net	(259)	(4,305)
Repurchase of common stock	(5,574)	(1,763)
Payment of contingent consideration	(7,000)	(3,170)
Net cash used to settle stock-based awards	(230)	(1,225)

Net cash used in financing activities	(92,264)	(139,694)

Effect of exchange rate changes on cash	2,147	511

Increase in cash, cash equivalents, and restricted cash	29,334	20,904
Cash, cash equivalents, and restricted cash at the beginning of the year	98,042	77,138

Cash, cash equivalents, and restricted cash at the end of the year	$127,376	$98,042